Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Plug Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	50,000,000	(2)	$6.83	(3)	$341,500,000.00	$$110.20 per 1,000,000.00	$37,633.30
Total Offering Amounts							$341,500,000.00		$37,633.30
Total Fee Offsets									$0
Net Fee Due									$37,633.30

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Plug Power Inc. (the “Registrant”), which become issuable under the Plug Power Inc. Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents 50,000,000 shares of the Registrant’s Common Stock that may be issued pursuant to the ESPP.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act on the basis of 85% of $8.04, which is the average of the high and low sales prices of the Registrant’s Common Stock reported on the Nasdaq Capital Market on August 24, 2023, which date is within five business days prior to the filing of this Registration Statement. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of the Registrant’s Common Stock on the offering date or the exercise date, whichever is less.